Exhibit 99.1

Burlington Stores, Inc. Announces Leadership Succession Plan

Company Updates Fiscal First Quarter 2019 Outlook

BURLINGTON, N.J. – April 23, 2019 – Burlington Stores, Inc. (NYSE:BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced a leadership succession plan to guide the Company’s continued growth and success:

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Thomas Kingsbury, Chairman, President and Chief Executive Officer, will step down as CEO on or about September 16, 2019, after more than 10 years in that role. Mr. Kingsbury will continue to support the Company as Executive Chairman of the Board of Directors during a transition period.

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Michael O’Sullivan, formerly President and Chief Operating Officer of Ross Stores, Inc., will join the Company on or about September 16, 2019 as Chief Executive Officer. Mr. O’Sullivan will also be appointed to the Company’s Board.

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Jennifer Vecchio, Chief Merchandising Officer, Principal, has been appointed to the newly created role of President, Chief Merchandising Officer, effective immediately. She will continue to be responsible for Merchandising and Planning, and will also oversee Marketing and Strategy.

“Given our tremendous progress and the strong foundation we have established, the Board and I believe now is the right time to transition to new leadership,” said Mr. Kingsbury. “Michael brings extensive experience and a proven record of success in the off-price retail business, and his team-oriented leadership style makes him a natural fit for our organization. We believe that Michael is uniquely qualified to lead Burlington in its next phase of growth.”

“Jennifer has outstanding merchandising and leadership skills, strong relationships with the vendor community and a deep understanding of our business model. She is an energetic and inspirational leader, and the Board and I believe she will continue to drive the Company’s merchandising and marketing strategies as President and Chief Merchandising Officer,” Mr. Kingsbury continued. “I am privileged to have served alongside an outstanding team during my time as CEO, and thank our Board, leadership team and employees across the country for their dedication and commitment.”

Mr. O’Sullivan commented, “Under Tom’s leadership, Burlington has delivered outstanding operating results. Looking forward, I continue to see additional potential for comparable store sales growth, expansion of the store fleet, and improvement in operating margins. I am honored to be appointed CEO of Burlington and look forward to working alongside the leadership team during such an exciting and promising time.”

John J. Mahoney, Lead Independent Director and Chair of the Compensation Committee, stated, “On behalf of the Board, I would like to thank Tom for his leadership and contributions to Burlington. The Company’s stock price has increased more than 800% since the IPO in 2013. Tom’s outstanding leadership and unique insights are evident not only in these strong results but also in the incredible team and culture he has cultivated. Michael, Jennifer, Marc Katz and Fred Hand are talented, experienced executives, and we are confident they will build on Burlington Stores’ tremendous success.”

Updated Fiscal First Quarter 2019 Outlook

The Company now expects Adjusted Earnings Per Share for the 13 weeks ending May 4, 2019, to be in the range of $1.21 to $1.25, within the previous guidance of $1.21 to $1.31. In addition, comparable store sales are now expected to increase in the range of 0% to 0.5%, within the previous guidance of 0% to 2%.

About Michael O’Sullivan

Mr. O’Sullivan has significant off-price retail experience, having served in executive positions at Ross Stores since 2003. For the last ten years, Mr. O’Sullivan was President and COO of Ross Stores, playing a leading role in developing and driving the core strategy of the business as well as managing major functional areas such as Stores, Loss Prevention, Supply Chain, Finance, IT, Human Resources, Merchandise Allocations, Merchant Support, and Marketing. Prior to joining Ross Stores, Mr. O’Sullivan was a Partner at Bain & Company, with a particular focus on business strategy and performance improvement within the retail industry.

About Jennifer Vecchio

Ms. Vecchio joined Burlington as Executive Vice President/Chief Merchandising Officer in May 2015 after providing consulting services to the merchant group for the prior eighteen months. In January 2017, she was promoted to Chief Merchandising Officer, Principal with responsibility for the Planning organization in addition to Merchandising. From 1997 to 2011, Jennifer held various positions in Merchandising at Ross Stores including Executive Vice President of Merchandising for Mens/Kids from 2009 to 2011. From 1988 to 1997, Jennifer held positions in the Merchandising organization of Macy’s.

Herbert Mines, an executive search firm, assisted the Board of Directors of Burlington Stores with its external search process.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2018 revenues of $6.6 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 675 stores as of the end of the fourth quarter of Fiscal 2018, inclusive of an internet store, in 45 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers’ prices every day, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys and coats.

For more information about the Company, visit www.Burlington.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). All statements other than statements of historical fact included in this release are forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from expectations, including those described from time to time in our filings with the Securities and Exchange Commission. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Investor Relations Contact:

David J. Glick

855-973-8445

Info@BurlingtonInvestors.com

Allison Malkin

ICR, Inc.

203-682-8225